Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160150

PROSPECTUS SUPPLEMENT
(to prospectus dated August 20, 2009)

5,725,000 SHARES

CHINA NATURAL GAS, INC.

Common Stock

We are selling 5,725,000 shares of our common stock.

Shares of our common stock are currently traded on the Nasdaq Global Market under the symbol “CHNG.” On September 2, 2009, the closing price of our common stock was $9.45 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

	Per Share	Total
Public Offering Price	$8.75	$50,093,750
Underwriting Discount	$0.4375	$2,504,688
Proceeds, before expenses, to us	$8.3125	$47,589,063

We have granted the underwriters a 30-day option to purchase up to an additional 858,750 shares from us to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $2,880,391, and our total net proceeds, before expenses, will be $54,727,422.

We expect to deliver the shares of our common stock to purchasers on or about September 9, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Simmons & Company
International

The date of this prospectus is September 2, 2009.

Prospectus Supplement

Prospectus

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying base prospectus or such incorporated documents. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer is not permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus or the documents incorporated by reference therein, regardless of when this prospectus supplement and the accompanying base prospectus is delivered or when any sale of the common stock occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both the prospectus supplement and the accompanying base prospectus together with the additional information about us to which we refer you in the section of the accompanying base prospectus entitled “Where You Can Find More Information.”

This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Each time we sell securities under the accompanying base prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was declared effective by the SEC on August 20, 2009. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The accompanying base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” or descriptions of unissued securities other than our common stock, may not apply to this offering.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information concerning us, the common stock being sold in this offering and our financial statements appearing in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because this is only a summary, you should read the rest of this prospectus supplement and the accompanying base prospectus, including all documents incorporated by reference, before you invest in our common stock. Read this entire prospectus supplement and the accompanying base prospectus carefully, especially the risks described under “Risk Factors” and the financial statements and related notes, before making an investment decision.

Overview

We are a distributor of compressed natural gas (“CNG”) in China, which we primarily distribute through our Company-owned CNG fueling stations. As of June 30, 2009, we operated 23 CNG fueling stations in Shaanxi province and 12 CNG fueling stations in Henan province. We own our CNG fueling stations while we lease the land upon which our CNG fueling stations operate. For the three and six months ended June 30, 2009, we sold CNG of 41,152,513 and 80,446,633 cubic meters, respectively, through our fueling stations, compared to 37,304,556 and 67,844,028 cubic meters for the three and six months ended June 30, 2008, respectively. We also transport, distribute and sell piped natural gas to residential and commercial customers in the Xi’an area, including Lantian County, and the districts of Lintong and Baqiao, in Shaanxi province through a high pressure pipeline network of approximately 120 kilometers.

We operate four main business lines:

•	Distribution and sale of compressed natural gas through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles (35 stations as of June 30, 2009);
•	Installation, distribution and sale of piped natural gas to residential and commercial customers through Company-owned pipelines. We distributed and sold piped natural gas to approximately 103,343 residential customers as of June 30, 2009;
•	Distribution and sale of gasoline through Company-owned CNG fueling stations for gasoline and hybrid (natural gas/gasoline) powered vehicles (seven of our CNG fueling stations sold gasoline as of June 30, 2009); and
•	Conversion of gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles at our auto conversion sites.

We buy all of the natural gas that we sell and distribute to our customers. We do not mine or produce any of our own natural gas and have no plans to do so during the next 12 months. We currently sell our natural gas in two forms: (i) CNG and (ii) piped natural gas.

On October 24, 2006, our variable interest entity, Xi’an Xilan Natural Gas Co., Ltd. (“XXNGC”), formed a wholly-owned subsidiary, Shaanxi Jingbian Liquified Natural Gas Co., Ltd. (“SJLNG”), for the purpose of constructing a liquefied natural gas (“LNG”) facility to be located in Jingbian, Shaanxi province. We plan to invest approximately $45 million to construct this facility, a portion of which was funded through the sale of senior notes to Abax Lotus Ltd. (“Abax”), and the remainder of which will be funded by our cash flows from operations. The LNG plant is under construction and is expected to be completed and fully operational by the end of 2009. Once completed, the plant is expected to have a LNG processing capacity of 500,000 cubic meters per day, or approximately 150 million cubic meters on an annual basis.

We had total revenues of $20,742,520 and $16,890,486 for the three months ended June 30, 2009 and 2008, respectively, total revenues of $39,270,186 and $30,916,160 for the six months ended June 30, 2009 and 2008, respectively, and total revenues of $67,720,659 and $35,392,053 for the years ended December 31, 2008 and 2007, respectively. We had net income of $3,862,756 and $3,512,892 for the three months ended June 30, 2009 and 2008 respectively, net income of $8,064,379 and $6,321,463 for the six months ended June 30, 2009 and 2008, respectively, and net income of $15,190,368 and $9,116,070 for the years ended December 31, 2008 and 2007, respectively.

Our Products, Services and Customers

CNG and Gasoline Fueling Stations

As of June 30, 2009, we operated 23 CNG fueling stations in Shaanxi province and 12 CNG fueling stations in Henan province. Through these Company-owned fueling stations, CNG is sold to taxis, buses and private cars that operate with CNG technology. During the year ended December 31, 2008, we purchased natural gas at an average cost of RMB1.11/cubic meter and sold each cubic meter for RMB2.34 net of value added taxes in Shaanxi province and we purchased natural gas at an average cost of RMB1.31/cubic meter and sold each cubic meter for RMB2.83 net of value added taxes in Henan province.

We continue to expand our CNG fueling station base by constructing new stations as well as acquiring existing stations. We can obtain approvals and construct a CNG fueling station in Shaanxi province in approximately 60 days for a cost of approximately US$1,300,000 to US$1,500,000. We are evaluating additional sites for CNG fueling stations in Shaanxi, Henan and in other regions.

We also own three natural gas compressor stations. Two are located in Xi’an: Hongqing station, acquired in July 2005, near our pipeline; and Changsheng station, acquired in September 2008. The third station is located in Xianyang city and was acquired in January 2008. A compressor station compresses natural gas and allows trucks to transport CNG to fueling stations. We currently have a daily processing capacity of 250,000 cubic meters of CNG.

We began to distribute and sell gasoline during the fourth quarter of 2007 in an effort to support our sales of CNG by attracting more natural gas/gasoline hybrid car owners through providing a one-stop refueling option for such customers. Our gasoline facilities were either installed by us at our existing CNG stations or acquired through our acquisition of CNG fueling stations that have both CNG and gasoline fueling capability. As of June 30, 2009, we distributed and sold gasoline at seven of our Company-owned CNG fueling stations for gasoline and hybrid (natural gas/gasoline) powered vehicles in Xi’an. During the year ended December 31, 2008, we purchased gasoline at an average cost of RMB3.95/liter and sold each liter at an average price of RMB4.65 net of value added taxes in Xi’an.

Our Pipeline Distribution System

We own and operate a high pressure pipeline network of approximately 120 kilometers in the Xi’an area. The network connects to a high pressure government pipeline network operated by Shaanxi Natural Gas Company, which supplies natural gas directly from a gas field in the northern region of the province. Our high pressure pipeline then feeds into city-gate “let-down” stations at Hongqing and Lantian County, where the pressure is reduced and natural gas is transported through a network of low-pressure distribution pipes to supply our residential and commercial customers in Lantian County and the Lintong and Baqiao Districts. The supply also feeds our compressor stations at Hongqing and Xianyan where CNG is collected by tankers to supply our CNG fueling stations.

Each of our pipeline customers is physically connected to our pipeline network through Company installed and maintained piping and natural gas usage gauges. We generate revenues both from the sale of natural gas to these customers and the installation and maintenance of this equipment.

We believe we are currently the sole authorized provider of natural gas to residential customers in our service areas and the only privately owned company in Shaanxi province to own and operate this type of high pressure pipeline.

Our Automobile Conversion Sites

We began our automobile conversion business during the second quarter of 2007. Our automobile conversion sites convert gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles. As of June 30, 2009, we had four auto conversion sites, all in the Xi’an area.

Our CNG Market

As of December 31, 2008, we estimate that there were approximately 14,285 vehicles using CNG in the Xi’an area of which 3,639 were buses and 10,646 were taxis. Each bus uses an average of approximately 100 cubic meters of CNG per day and each taxi uses an average of approximately 40 cubic meters of CNG per day (Source: Xi’an Clean Fuel Vehicles Commission 2007 and PRC Ministry of Science and Technology). The PRC government estimates in its Eleventh Five Year Plan (2006-2010) that current total demand for CNG as a vehicular fuel in the Xi’an area will reach approximately 1,070,000 cubic meters per day by 2010. Compared to gasoline and diesel, we believe natural gas as vehicular fuel is cheaper, cleaner and safer. The PRC government’s Clean Energy Policy encourages the use of CNG as a vehicular fuel.

We estimate that the average CNG station in Xi’an pumped approximately 11,000 cubic meters of CNG per day in 2008. As of December 31, 2008, there were 71 CNG fueling stations in Xi’an and we estimate that approximately 781,000 cubic meters of CNG was pumped per day during 2008, a figure below estimated total demand. As a result, we believe that there is unmet demand for CNG as vehicular fuel in the Xi’an area.

As of December 31, 2008, there were approximately 7,500 vehicles using CNG in Henan province, of which 3,000 were buses and 4,500 were taxis. (Source: Zhengzhou Vehicle Administration Bureau). We estimate each bus uses an average of approximately 100 cubic meters of CNG per day and each taxi uses an average of approximately 40 cubic meters of CNG per day.

We estimate that the average CNG station in Henan pumped approximately 11,000 cubic meters of CNG per day in 2008. As of December 31, 2008, there were 40 CNG fueling stations in Henan and we estimate that approximately 440,000 cubic meters of CNG was pumped per day during 2008, a figure below estimated total demand. As a result, we believe that there is unmet demand for CNG as vehicular fuel in the Xi’an area.

On July 22, 2009, we, through our variable interest entity, XXNGC, entered into a joint venture agreement (“Joint Venture Agreement”) with China National Petroleum Corporation Kunlun Natural Gas Co., Ltd. (“Kunlun”). Pursuant to the Joint Venture Agreement, XXNGC will form a joint venture company with Kunlun (the “Joint Venture Company”) to construct and operate CNG stations, conduct sales of CNG, convert gasoline fueled vehicles to hybrid (natural gas/gasoline) powered vehicles and other related technical services in Henan province, China.

The Joint Venture Company will have an initial registered capital of RMB50,000,000 (approximately US$7,350,000). Kunlun will contribute RMB25,500,000 in cash, representing 51% of the Joint Venture Company’s total registered capital, upon the approval of the governing officers of Kunlun. XXNGC will contribute RMB24,500,000, representing 49% of the Joint Venture Company’s total registered capital, in two installments. The first installment will be RMB10,000,000 in cash and the second installment of RMB14,500,000 will be either cash, property (currently expected to be a fleet of tankers consisting of two locomotives and four tanks) or a combination of cash and property.

Both parties will share the management responsibilities of the operations of the Joint Venture Company. The Joint Venture Company has a term of 20 years commencing on August 1, 2009 and terminating on July 31, 2029.

While there are many competitors in the distribution and sale of CNG in China, we believe we are well positioned in the market through our cooperation with local natural gas suppliers and our experience in Shaanxi and Henan.

Our Pipeline Network Customers

As of June 30, 2009, we had 103,343 customers, including residential and commercial customers. We continue to expand our customer base in Xi’an’s newly developed business and residential areas including Xihan and Chanliu. Our commercial customers, including the Xiwei Aluminum Company and the Hungtian Company, use natural gas as a raw material for their production process. We are not dependent upon any single customer or group of customers for a material portion of our natural gas sales or revenues.

Our pipeline customers purchase natural gas by prepaid cards that can be inserted into the connection equipment to initiate gas flow.

We entered into agreements with the Xi’an International Port Administrative Committee (the “Port Committee”) and the town of Tangyu, China, in April 2008 and October 2008, respectively, to provide natural gas to local residents and businesses. The international port project is estimated to involve the development of approximately 13.5 square miles of business district and the investment of up to $30 million over the next several years, based on the Port Committee’s planning schedule. The Tangyu project involves supplying natural gas to potentially 50,000 residential and commercial users at a tourist site undergoing development and expansion. Our agreement with the Port Committee is currently being challenged by the Xi’an Municipal Administration Commission for violating an exclusive agreement between the municipal government and Qin Hua Gas Company, one of our major competitors in our pipeline natural gas business. We disagree with the Xi’an Municipal Administration Commission’s assessment and are currently in negotiations with it to resolve its assessment.

Our Liquefied Natural Gas (“LNG”) Project

In September 2007, we began the construction of an LNG processing and distribution plant in Jingbian, Shaanxi province (the “LNG Project”). We estimate that the LNG Project will cost approximately $45 million (RMB309 million), a portion of which was funded by funds raised through the sale of senior notes to Abax, and the remainder of which will be funded by our cash flows from operations. We believe we have obtained all the required permits and approvals to build the LNG plant.

During 2008, we made significant progress towards completing the LNG Project and spent approximately $20 million in constructing our LNG facility, acquiring technology licenses, prepaying for equipment purchases and acquiring land use rights. We believe that adding LNG to our product offerings will expand our geographic sales footprint and improve our revenues and profitability as well as diversify our revenue and profit structure. The facility construction work is expected to be completed in October 2009, and processing equipment installation and testing is expected to be completed in December 2009. We anticipate commencing commercial operation during the first quarter of 2010 and we anticipate purchasing transport tankers for our LNG facility during the fourth quarter of 2010.

THE OFFERING

Common stock offered by us
5,725,000 shares
Over-allotment option
858,750 shares
Common stock to be outstanding after this offering
20,325,154 shares (21,183,904 shares if over-allotment option is exercised in full)
Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $47,339,063. We intend to apply all net proceeds of this offering to the construction of our LNG facility, the acquisition of eight CNG fueling stations, the purchase of eight CNG trucks to transport CNG and the establishment of the Joint Venture Company with Kunlun as well as for general working capital purposes. See “Use of Proceeds.”
Risk Factors
See “Risk Factors” beginning on page S-10 for a discussion of factors you should consider before purchasing shares of our common stock.
Nasdaq Global Market Symbol
CHNG

The above information is based upon 14,600,154 shares of our common stock outstanding as of August 20, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

•	318,850 shares of our common stock issuable upon exercise of options outstanding under our employee stock option plan as of August 20, 2009, at a weighted-average exercise price of $4.90;
•	1,141,165 shares of our common stock available for future issuance as of August 20, 2009 for future grant or issuance pursuant to our employee stock option plan;
•	1,833,654 shares of our common stock issuable upon exercise of outstanding warrants as of August 20, 2009, at a weighted-average exercise price of $8.93; and
•	858,750 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Summary Financial Data

The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations for each of the years in the three-year period ended December 31, 2008, have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The consolidated statement of operations data for each of the six month periods ended June 30, 2009 and 2008, and the balance sheet data as of June 30, 2009, have been derived from our unaudited financial statements, which are also incorporated by reference into this prospectus supplement and accompanying prospectus and which include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read this summary of consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These operating results are not necessarily indicative of our operating results for any future period.

Consolidated Statement of Operations Data:

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2009	2008	2008	2007	2006

STATEMENT OF OPERATIONS:
Revenue
Natural gas revenue	$30,686,498	$25,140,185	$55,746,893	$28,278,033	$13,713,145
Gasoline revenue	2,807,414	2,278,847	4,616,052	38,486	—
Construction/installation and other	5,776,274	3,497,128	7,357,714	7,075,534	5,115,645
Total revenue	39,270,186	30,916,160	67,720,659	35,392,053	18,828,790
Cost of revenue
Natural gas cost	14,237,447	13,396,743	27,234,508	14,838,997	7,663,060
Gasoline cost	2,659,809	2,123,015	4,277,458	34,747	—
Construction/installation and other	2,461,088	1,642,163	3,469,671	3,151,331	2,054,940
Total cost of revenue	19,358,344	17,161,921	34,981,637	18,025,075	9,718,000
Gross profit	19,911,842	13,754,239	32,739,022	17,366,978	9,110,790
Operating expenses
Selling expenses	4,655,967	2,910,288	7,651,948	3,451,161	1,308,464
General and administrative expenses	2,864,320	1,979,325	4,024,882	2,837,768	1,287,735
Total operating expenses	7,520,287	4,889,613	11,676,830	6,288,929	2,596,199
Income from operations	12,391,555	8,864,626	21,062,192	11,078,049	6,514,591
Non-operating income (expense):
Interest income	16,692	106,761	209,502	70,697	41,109
Interest expense	(970,110)	(1,036,229)	(2,228,244)	—	—
Other income (expense), net	(23,229)	(10,726)	111,859	31,976	(79,021)
Change in fair value of warrants	(1,115,783)	—	—	—	—
Foreign currency exchange loss	(50,807)	(52,831)	(397,299)	(150,729)	—
Total non-operating income (expense)	(2,143,237)	(993,025)	(2,304,182)	(48,056)	(37,912)
Income before income tax	10,248,318	7,871,601	18,758,010	11,029,993	6,476,679
Income tax	2,183,939	1,550,138	3,567,642	1,913,923	1,025,584

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2009	2008	2008	2007	2006
Net income	8,064,379	6,321,463	15,190,368	9,116,070	5,451,095
Other comprehensive income
Foreign currency translation gain (loss)	(155,112)	3,797,724	5,184,034	2,637,573	610,705
Comprehensive income	$7,909,267	$10,119,187	$20,374,402	$11,753,643	$6,061,800
Weighted average shares outstanding
Basic	14,600,154	14,600,154	14,600,154	13,100,340	11,936,468
Diluted	14,600,154	14,664,867	14,645,070	13,150,901	11,936,468
Earnings per share
Basic	$0.55	$0.43	$1.04	$0.70	$0.46
Diluted	$0.55	$0.43	$1.04	$0.70	$0.46

Consolidated Balance Sheet Data:

	As of June 30,	As of December 31,
	2009	2008	2007	2006
	(unaudited)
BALANCE SHEET DATA
Property and Equipment, Net	$73,104,770	$76,028,272	$32,291,995	$17,193,728
Working Capital	6,794,152	4,989,448	13,581,900	5,289,220
Total Assets	131,299,813	118,262,291	53,289,998	28,466,351
Total Long Term Liabilities	45,462,757	42,021,605	—	—
Total stockholders’ equity	$78,644,138	$71,648,421	$51,207,314	$25,630,204

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus supplement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” “seeks,” and “continue” or similar words. Forward-looking statements include, but are not limited to:

•	future expectations; and
•	information that could impact future results of operations or financial condition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page S-10 of this prospectus supplement and page 1 of the accompanying prospectus. The list of factors discussed under “Risk Factors” that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described hereunder and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and the PRC Natural Gas Industry

We may be adversely affected by the slowdown of China’s economy caused in part by the recent global crisis in the financial services and credit markets.

We rely on demand for natural gas in China for our revenue growth, which is substantially affected by the growth of the industrial base, increase in residential and vehicle consumption and the overall economic growth of China. The growth of China’s economy experienced a slowdown in late 2007. We believe a number of factors contributed to this slowdown, including appreciation of the Renminbi against the U.S. dollar and the Euro, which has adversely affected China’s exports, and tightening macroeconomic measures and monetary policies adopted by the PRC government aimed at preventing overheating of China’s economy and controlling China’s high level of inflation. The slowdown was further exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in extreme volatility and dislocation of the global capital markets.

It is uncertain how long the global crisis in the financial services and credit markets will continue and the impact this will have on the global economy in general and the economy of China in particular. We are currently unable to estimate the impact the slowing of the PRC economy will have on our business as the impact of the decline in international trade is being offset in part through domestic stimulus spending, expanded bank lending, increases in the speed of regulatory approvals of new construction projects and other economic policies. We do not believe we have experienced reduced demand for natural gas to date. If the economic downturn continues, our business may be negatively affected by any decrease in demand for our natural gas products and services. Reduction in demand for natural gas would have a material and adverse effect on our financial condition and results of operations. In particular, if customers of taxis come to rely more on mass transit rather than taxis, a decline in demand for taxis may result in a decline of CNG as a vehicle fuel which would adversely affect our revenue and ability to sustain and grow our operations.

We have benefited from the natural gas procurement and sale prices set by government authorities.

Natural gas sales accounted for 78.1%, 82.3%, 79.9% and 72.8% of our revenue for the six months ended June 30, 2009 and the three years ended December 31, 2008, 2007 and 2006, respectively. However, the prices at which we purchase our natural gas supplies and sell our natural gas products are strictly regulated by the PRC central government, including the National Development and Reform Commission (“NDRC”), and the local state price bureaus who have the discretion to set natural gas prices within the boundaries set by the PRC central government. Our results of operations for the periods reviewed have benefited from the natural gas procurement and sale prices set by government authorities. There is no assurance that the government authorities will continue to set natural gas procurement and sale prices at levels that will allow us to improve or even maintain our margins. Increased natural gas prices affect the cost to us of natural gas and will adversely impact our margins in cases where we are unable to pass on the increased costs to our customers. In addition, higher natural gas prices may adversely impact the adoption of CNG and LNG and have a material and adverse effect on our financial condition and results of operations.

Our competitors and potential competitors may be larger than us and have greater financial and other resources than we do and those advantages could make it difficult for us to compete with them.

We expect to face intense competition in the natural gas industry, including in both the CNG and LNG industries. Our current, and potential, competitors include companies that are part of much larger companies, including state-owned enterprises. These companies are likely to have greater resources than we do, including longer operating history, larger customer base, stronger customer relationships, greater brand or name recognition and greater financial, technical, marketing, relationship and other resources and may be able to use these greater resources to enter into the CNG and LNG industries and gain substantial market share. Competition could result in price reductions, fewer purchases, reduced gross margins and loss of market share. If we are unable to remain competitive, we may not be able to establish our LNG business, expand our CNG business into new provinces or even maintain our current share of the CNG market in China.

Prices of natural gas in the PRC are subject to government regulation and can be subject to significant fluctuations.

Although regulated by the PRC central government, natural gas prices in China can be subject to significant fluctuations. Natural gas prices may be increased by the government for policy or other reasons including in response to changing national or international market forces, such as changes in domestic and foreign supplies of natural gas, domestic storage levels, crude oil prices, the price difference between crude oil and natural gas, price and availability of alternative fuels, weather conditions, level of consumer demand, economic conditions, price of foreign natural gas imports, and domestic and foreign governmental regulations and political conditions. The volatility of natural gas prices could adversely impact the adoption of CNG vehicle fuel and our business.

Natural gas operations entail inherent safety and environmental risks that may result in substantial liability to us.

Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures, human error and natural disasters, which could result in uncontrollable flows of natural gas, fires, explosions, property damage, injury and death. For example, a competitor of ours in Xi’an providing natural gas to residences recently experienced an accident resulting in significant property damage, injury and death. CNG fuel tanks, if damaged or improperly maintained, may rupture and the contents of the tank may rapidly decompress and result in death or injury. Also, operation of LNG pumps requires special training and protective equipment because of the extreme low temperatures of LNG. LNG tanker trailers have also in the past been, and may in the future be, involved in accidents that result in explosions, causing loss of life, injury and property damage. Improper loading of LNG vehicles can result in venting of methane gas, leading to explosions.

Inherent in our natural gas pipeline business are a variety of hazards and operational risks, such as leaks, ruptures and mechanical problems. The location of pipelines near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering places, could increase the level of damage resulting from these risks, including the loss of human life, significant damage to property, environmental damage, impairment of our operations and substantial loss to us. The risks associated with our natural gas businesses may expose us to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. We may incur substantial liability and cost if damages are not covered by insurance or are in excess of policy limits.

We are dependent on a limited number of suppliers of natural gas, which may affect our ability to supply natural gas to our customers.

With the exception of certain compressed and liquid natural gas supplies, we obtain our supplies of natural gas primarily from four suppliers. The ability to deliver our product is dependent on a sufficient supply of natural gas and if we are unable to obtain a sufficient natural gas supply, we may be prevented from making deliveries to our customers. While we have supply contracts, we do not control our suppliers, nor are we able to control the amount of time and effort suppliers put forth on our behalf. It is possible that our suppliers will not perform as expected and that they may breach or terminate their agreements with us. Our supply contract with Shaanxi Natural Gas Co., Ltd. is renewed on an annual basis. It is possible that, after a review of our supply contract, they will choose to provide services to a competitor. While we have not experienced any disruption in supply, our supply contract with one of our other largest suppliers is not of a fixed duration and may be terminated at any time. Our supply contract with a third supplier is designated “long term” but without specific duration, and our supply contract with a fourth supplier expires in 2013. Any failure to obtain supplies of natural gas could prevent us from delivering our product to our customers and could have a material adverse affect on our business and financial condition.

Our growth depends in part on environmental regulations and programs mandating the use of cleaner burning fuels, and modification or repeal of these regulations may adversely impact our business.

Our business depends in part on environmental regulations and programs in China that promote the use of cleaner burning fuels, including natural gas, for vehicles. In particular, China’s 11th Five-Year Plan (2006-2010) has made the development of natural gas engines for heavy-load trucks a national key development project. In order to meet the demand for natural gas, the PRC government has encouraged private companies to invest in and build the necessary transportation, distribution and sale infrastructure for natural gas. On February 24, 2005, China’s State Council issued an opinion encouraging and supporting private sector businesses to become involved in industries that were previously controlled by state-owned enterprises, including oil and natural gas distribution. In 2007, China’s State Development and Reform Commission officially included CNG/gasoline hybrid vehicles in the country’s “encouraged development” category. In addition, local governments, including those in Chongqing, Hangzhou, Nanjing, Lanzhou and Dongguan have enacted policies providing subsidies to taxis and buses which convert their gasoline vehicles to CNG/gasoline hybrid vehicles. Any delay, repeal or modification of these regulations or programs that encourage the use of natural gas for vehicles could have a detrimental effect on the PRC natural gas industry, which, in turn, could slow our growth and materially adversely affect our business.

The infrastructure to support coal, gasoline and diesel consumption is vastly more developed than the infrastructure for natural gas vehicle and industrial fuels.

Coal, gasoline and diesel fueling stations and service infrastructure are widely available in China. For natural gas vehicle and industrial fuels to achieve more widespread use in China, they will require a promotional and educational effort and the development and supply of more natural gas vehicles and fueling stations. This will require significant continued effort by us as well as the government, and we may face resistance from oil companies, coal companies and gasoline station operators. Also, a prolonged economic recession and continued disruption in the capital markets may make it difficult or impossible to obtain financing to expand the natural gas vehicle and industrial fuel infrastructure and impair our ability to grow our business. There is no assurance natural gas will ever achieve the level of acceptance as a vehicle and industrial fuel necessary for us to expand our business significantly.

The expansion of our business into LNG may not be as successful as our CNG business, or at all.

Although a similar business to CNG, our expansion into the LNG business entails different technology and requires us to expand into new markets where permitting, environmental issues, lack of materials and lack of human resources, among other factors, could complicate our ability to operate our LNG processing facility and successfully compete in the LNG segment. In contrast to CNG, the compression and production costs of LNG are higher than CNG due to LNG’s more complicated and technical process and we may be unable to complete and operate our LNG expansion successfully due to the advanced technology involved in its production and sale. In addition, the construction of the LNG processing facility could also create increased financial exposure through start-up delays, the need for unforeseen repairs and failure to ramp up to full capacity. If the new plant has higher than expected operating costs or is not able to produce the expected amounts of LNG, we may be forced to sell LNG at a price below processing costs and we may lose money. We have received a letter from PetroChina Company Limited pursuant to which PetroChina agreed in principle to supply up to 150 million cubic meters of natural gas annually to our LNG Project subsidiary, subject to possible limitations on supply during consumer demand peak periods and restrictions on the use of our LNG to the Changqing area within Shaanxi Province. The arrangement is subject to the negotiation of a final agreement once our LNG plant is near completion, and we have not yet entered into a final agreement with PetroChina. Based on our experience and discussions with the supplier, we do not expect the final agreement to have any territorial restrictions. Additionally, if the quality of LNG produced at the facility does not meet customer specifications, we may be unable to compete with other LNG producers, which would harm our business. As our target market for our LNG expansion is outside Shaanxi and Henan, there is no assurance that we will be able to establish a strong customer base in our LNG target markets and we currently have not entered into any contracts with customers for the supply of LNG. While we currently also benefit from the NDRC’s decision in August 2007 to cease approval of LNG projects based on onshore gas fields that involve the processing of domestic natural gas supplies, there is no assurance that the NDRC will continue such a moratorium and should the NDRC resume such approvals, any expansion of our LNG business may be adversely affected.

We are in the process of constructing only one LNG plant and any prolonged disruption of the construction or operation of the LNG plant may adversely affect our business development plans.

We are in the process of constructing only one LNG production facility. If, for any reason, the LNG production facility should fail to be completed in a timely fashion or does not operate according to expectation, it may become difficult for us to obtain substitute LNG to sell and distribute without interruption and near our current or target markets at competitive prices. We do not have any performance guarantees, insurance or indemnification from our contractors, sub-contractors or technology licensors in connection with the construction of our LNG production facility, and we may be required to make additional investments to complete the project. In addition, if our LNG production facility or our natural gas suppliers are damaged by severe weather, earthquake or other natural disaster, or otherwise experiences prolonged downtime, our LNG production will be restricted. If we are unable to supply enough of our own LNG or purchase it from third parties to meet customer demand, our ability to expand our business into LNG sales may be impeded and may hinder our growth and our business may be adversely affected.

We failed to comply with PRC law in our recent contribution of capital to SJLNG and will be subject to possible fines, penalties and administrative action until the capital contribution is registered in compliance with PRC law.

In August 2008, the board of directors of XXNGC passed a resolution to increase the registered capital of SJLNG to RMB118,305,000 through the form of intangible asset contributions. In September 2008, SJLNG obtained its updated business license reflecting the increased registered capital. Pursuant to XXNGC’s board resolution, China Natural Gas, Inc. transferred its right to use the two licenses it obtained relating to the design of our LNG facility directly to SJLNG as SJLNG’s registered capital. However, China Natural Gas, Inc. is not a shareholder of SJLNG and is therefore not qualified under PRC law to contribute capital to SJLNG. In addition, PRC law does not allow the contribution of capital in the form of licenses to assets that are not owned by the contributor such as these two licenses. Further, the terms of the relevant licensing agreements granted to China Natural Gas, Inc. prohibit transfer, and we may be subject to a breach of contract claim. We are restructuring the capital contribution as a cash contribution and revising our LNG licenses so that the licensee is SJLNG and believe this restructured capital contribution and license structure will comply with PRC law. However, until we have completed this process, the relevant regulatory authorities may impose fines or penalties, or require us to cease the operations of SJLNG, until such time as these defects are remedied. Any such fines, penalties or stop in operations could have a material and adverse effect on our LNG business in terms of our future growth, financial condition and results of operations.

We rely on suppliers of LNG technology.

Due to the advanced technology involved in the production, loading and transport of LNG, we have relied on suppliers of LNG technology for the construction of our LNG plant, and we anticipate we will rely on such suppliers for technology and know-how in connection with the operation and maintenance of our LNG plant. There are a limited number of suppliers of LNG technology and we may be unable to obtain alternate suppliers at acceptable prices, in a timely manner or at all. If we should lose the assistance of our LNG technology licensors for any reason, we may be unable to complete or operate our planned LNG plant, which could have a material and adverse effect on our future growth, financial condition and results of operations.

If there are advances in other alternative vehicle and industrial fuels or technologies, or if there are improvements in gasoline, diesel or hybrid engines, demand for natural gas vehicle and industrial fuels may decline and our business may suffer.

Technological advances in the production, delivery and use of alternative fuels that are, or are perceived to be, cleaner, more cost-effective or more readily available than CNG or LNG have the potential to slow adoption of natural gas vehicles and industrial facilities. In addition, advances in gasoline and diesel engine technology, especially hybrids, may offer a cleaner, more cost-effective option and make vehicle customers less likely to convert their vehicles to natural gas. Technological advances related to ethanol or biodiesel, which are increasingly used as an additive to, or substitute for, gasoline and diesel fuel, may slow the need to diversify fuels and affect the growth of the natural gas vehicle market. In addition, hydrogen and other alternative fuels in experimental or developmental stages may eventually offer a cleaner, more cost-effective alternative to gasoline and diesel than natural gas. Advances in technology that slow the growth of or conversion to natural gas vehicles or industrial facilities or which otherwise reduce demand for natural gas as a vehicle or industrial fuel will have an adverse effect on our business.

We may need to raise capital to fund our operations and our failure to obtain funding when needed may force us to delay, reduce or eliminate our business development plans.

We may require additional cash resources in order to carry out our business development plans, including constructing and acquiring CNG and LNG fueling and compression stations. If the cost of any such construction or acquisition that our management deems appropriate is higher than our cash resources, we will need to seek additional cash resources, and may seek to sell additional equity or debt securities or borrow under credit facilities. The sale or issuance of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. If we are unable to raise additional capital on terms favorable to us or at all, we may have to delay, scale back, or discontinue our planned facility construction or acquisitions, or obtain funds by entering into agreements on terms not favorable to us. We may also not be able to secure or repay debt incurred to fund facility construction or acquisition, especially if the construction or acquisition does not result in the benefits we anticipated. As a result, our future growth, financial condition and results of operations may be materially and adversely affected.

We have limited insurance coverage and may incur losses due to business interruptions resulting from natural and man-made disasters, and our insurance may not be adequate to cover liabilities resulting from accidents or injuries that may occur.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited commercial insurance products. We carry auto insurance on our vehicles and maintain workers compensation insurance for our fueling station workers. We do not carry any product liability insurance or property insurance on our office buildings, fueling stations, other industrial sites or other property. We believe that current facilities are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property. We have determined that balancing the risks of disruption or liability from our business, or the loss or damage to our property, including our facilities and equipment, the cost of insuring for these risks on the one hand, and the difficulties associated with acquiring such insurance on commercially reasonable terms on the other hand, makes it impractical for us to have such insurance.

Should any natural catastrophes such as earthquakes, floods, or any acts of terrorism occur in Shaanxi or Henan provinces, where our primary operations are located and most of our employees are based, or elsewhere, we might suffer not only significant property damage, but also loss of revenues due to interruptions in our business operations. In addition, the provision of our services depends on the continuing operation of our natural gas pipelines and fueling stations, which are also vulnerable to damage or interruption from natural catastrophes such as earthquakes and acts of terrorism.

The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its underwriting or indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

Qinan Ji, our chairman and chief executive officer, has played an important role in the growth and development of our business since its inception, and a loss of his services in the future could severely disrupt our business and negatively affect investor confidence in us, which may also cause the market price of our common stock to go down.

Qinan Ji, our chairman and chief executive officer, has played an important role in the growth and development of our business since its inception. To date, we have relied heavily on Mr. Ji’s expertise in, and familiarity with, our business operations, his relationships within the natural gas industry, including with our suppliers, and his reputation and experience. In addition, Mr. Ji continues to be primarily responsible for formulating our overall business strategies and spearheading the growth of our operations. If Mr. Ji were unable or unwilling to continue in his present positions, we may not be able to easily replace him and may incur additional expenses to identify and train his successor. In addition, if Mr. Ji were to join a competitor or form a competing business, it could severely disrupt our business and negatively affect our financial condition and results of operations. Although Mr. Ji is subject to certain non-competition restrictions during and after termination of his employment with us, we cannot assure you that such non-competition restrictions will be effective or enforceable under PRC law. Moreover, even if the departure of Mr. Ji from our company would not have any actual impact on our operations and the growth of our business, it could create the perception among investors or the marketplace that his departure could severely damage our business and operations and could negatively affect investor confidence in us, which may cause the market price of our common stock to go down. We do not maintain key man insurance for Mr. Ji.

Failure to attract and retain qualified personnel and experienced senior management could disrupt our operations and adversely affect our business and competitiveness.

Our continuing success is dependent, to a large extent, on our ability to attract and retain qualified personnel, including well-trained technicians for the operation and maintenance of our compressing stations, fueling stations, pipeline and delivery trucks and experienced senior management. Due to the intense market competition for highly skilled workers and experienced senior management and our geographical location, we have faced difficulties locating experienced and skilled personnel in certain areas, such as engineers, station and truck operators, administration, marketing, product development, sales, finance and accounting. We cannot assure you that we will be able to attract or retain the key personnel that we will need to achieve our business objectives and if one or more of our key personnel are unable or unwilling to continue to work for us, we may not be able to replace them within a reasonable period of time or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses in recruiting and training additional personnel. Although our employees and senior management members are subject to certain non-competition restrictions during and after termination of their employment, we cannot assure you that such non-competition restrictions will be effective or enforceable under PRC law. If any of our key personnel joins a competitor or forms a competing business, our business may be severely disrupted. We have no key man insurance with respect to our key personnel that would provide insurance coverage payable to us for loss of their employment due to death or otherwise.

The expansion of our business into new provinces may not be as successful as in Shaanxi and Henan provinces, or at all.

We plan to expand our business into additional provinces throughout China. However, our experience in operating CNG fueling stations in Shaanxi and Henan may not be applicable in other parts of China. We cannot assure you that we will be able to leverage such experience to expand into other parts of China. When we enter new markets, we may face intense competition from natural gas operators with established experience or presence in the geographical areas in which we plan to expand and from other natural gas operators with similar expansion targets. In addition, expansion or acquisition may require a significant amount of capital investment, divert the resources and time of our management and, if we fail to integrate the new businesses effectively, affect our operating efficiency. Demand for natural gas and government regulation may also be different in other provinces. The distribution of natural gas and operations of fueling stations are highly regulated industries requiring registration for the issuance of licenses required by various governing authorities in China. Additionally, various standards must be met for fueling stations, including handling and storage of natural gas, tanker handling and compressor operation. While we have benefited from quicker permitting and licensing processes and stable access to the supply of natural gas in Shaanxi, there is no assurance that we will have similar success in other provinces. Our failure to manage any of our planned expansion or acquisitions may have a material adverse effect on our business, financial condition and results of operations and we may not have the same degree of success in other provinces that we have had so far to date, or at all.

Growth in our CNG business may depend on the increased adoption of CNG technology by buses and private cars and/or the expansion of taxi fleets.

Our revenue from CNG comes primarily from the sale of CNG as a fuel for vehicles and we expect this trend will continue. As many of the taxis in our core CNG markets have adopted CNG technology, growth in our CNG business may depend on the increased adoption of CNG technology by buses and private cars. If buses and private cars do not increasingly adopt CNG technology, growth in our CNG business may be adversely affected.

To expand our business, we must develop new customers. Whether we will be able to expand our customer base will depend on a number of factors, including the level of acceptance and availability of natural gas vehicles, the level of acceptance of natural gas as a vehicular and industrial fuel, the growth in our target markets of natural gas infrastructure that supports CNG and LNG sales and our ability to supply CNG and LNG at competitive prices. The recent and rapid decline in oil, diesel and gasoline prices may result in decreased interest in alternative fuels like CNG and LNG. If our potential customers are unable to access credit to purchase natural gas vehicles it may make it difficult or impossible for them to invest in natural gas vehicles and the conversion of industrial facilities to natural gas, which would impair our ability to grow our business.

If the prices of CNG do not remain sufficiently below the prices of gasoline and diesel, potential fleet customers will have less incentive to purchase natural gas vehicles or convert their fleets to natural gas, which would decrease demand for CNG and limit our growth, including our expansion into LNG.

Natural gas vehicles cost more than comparable gasoline or diesel powered vehicles because converting a vehicle to use natural gas adds to its base cost. If the prices of CNG do not remain sufficiently below the prices of gasoline or diesel, fleet operators may be unable to recover the additional costs of acquiring or converting to natural gas vehicles in a timely manner, and they may choose not to use natural gas vehicles. Recent and extreme volatility in oil and gasoline prices demonstrate that it is difficult to predict future transportation fuel costs. The decline in the price of oil, diesel fuel and gasoline has reduced the economic advantages that our existing or potential customers may realize by using less expensive CNG fuel as an alternative to gasoline or diesel. The reduced prices for gasoline and diesel fuel and continuing uncertainty about fuel prices, combined with higher costs for natural gas vehicles, may cause potential customers to delay or reject converting their fleets to run on natural gas which may limit our growth and cause our business to suffer.

Our acquisition and investment in other lines of business may be unsuccessful.

We intend to selectively pursue strategic acquisition and investment opportunities which complement or enhance our current businesses with new product lines or customers at the appropriate time. However, we may encounter strong competition during the acquisition or investment process and we may fail to select or value targets appropriately, which may result in our experiencing difficulty in completing such acquisitions or investments at reasonable cost or at all. Even if an acquisition or investment is successful, we may have to allocate additional capital and human resources to implement the integration of the new line of business. There is no assurance that such integration will be completed within a reasonable period of time or at all or that it will generate the expected economic benefits.

If we are unable to adequately protect our intellectual property, our business could be harmed.

We protect our intellectual property through a combination of trademark laws, confidentiality procedures and contractual provisions, when appropriate. Nonetheless, our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. Enforcement of intellectual property rights can lead to costly litigation and counterclaims. There is a risk that the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, historically, implementation of PRC intellectual property-related laws has been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt the unauthorized use of our intellectual property through litigation.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

We cannot assure you that our intellectual property does not or will not infringe upon trademarks, valid copyrights or other intellectual property rights held by third parties. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses, and may be forced to divert management and other resources from our business operations, to defend against these third-party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

In order to comply with PRC laws limiting foreign ownership of Chinese companies, we conduct our natural gas business through Xi’an Xilan Natural Gas Co., Ltd. by means of contractual arrangements which may not be as effective as direct ownership or may be deemed in violation of PRC restrictions on foreign investment in our industry.

The government of the PRC restricts foreign investment in natural gas businesses in China. Accordingly, we operate our business in China through our variable interest entity, XXNGC. XXNGC holds the licenses, approvals and assets necessary to operate our natural gas business in China. We have no equity ownership interest in XXNGC and rely on contractual arrangements with XXNGC and its shareholders that allow us to substantially control and operate XXNGC. These contractual arrangements may not be as effective in providing control over XXNGC as direct ownership would be. For example, XXNGC could fail to take actions required for our business despite its contractual obligation to do so. If XXNGC fails to perform under its agreements with us, we may have to incur substantial costs and resources to enforce such arrangements and may have to rely on legal remedies under the law of the PRC, which may not be effective. In addition, we cannot assure you that XXNGC’s shareholders would always act in our best interests or in strict compliance with their contractual obligations to us.

Although we believe we comply with current regulations of the PRC, we cannot assure you that the PRC government would agree that our structure or operating arrangements comply with the PRC’s licensing, registration or other regulatory requirements with existing policies or with requirements or policies that may be adopted in the future. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations on foreign investment and acquisition. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The equity pledge in the Equity Pledge Agreement between Xilan Natural Gas Equipment Co., Ltd. (“Xilan Equipment”) and XXNGC and XXNGC’s shareholders has not been registered. Pursuant to the Real Right Law of the PRC, a pledge of shares or equity interests is established upon registration with the relevant authorities, namely the administrative department for industry and commerce or securities depository and clearing institution. Further, the Measures for the Registration of Equity Pledge with the Administrative Organs for Industry and Commerce, which took effect in 2008, provides that the PRC’s administration departments for industry and commerce at various jurisdictions are responsible for accepting and processing applications for the registration of equity or share pledges with respect to limited liability companies or stock limited companies, except for shares already registered with the securities depository and clearing institution. Failure to register the equity pledge may result in the pledge being unenforceable under PRC law. Accordingly, XXNGC’s shareholders may dishonor their equity pledges to us and re-pledge the shares to another entity or person. Currently, XXNGC and XXNGC’s shareholders are in the process of applying for the registration of the pledge of shares contemplated in the Equity Pledge Agreement.

Other than the proxy agreement between Xilan Equipment and XXNGC and XXNGC’s chairman and shareholders, which does not contain a choice of law or jurisdictional clause, our contractual arrangements with XXNGC are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If XXNGC or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. However, the legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Our contractual arrangements with XXNGC may be subject to scrutiny by the Chinese tax authorities and create a potential double layer of taxation for our revenue-generating services conducted by XXNGC.

We could face material and adverse tax consequences if the Chinese tax authorities determine that our contractual arrangements with XXNGC were not priced at arm’s length for purposes of determining tax liability. If the Chinese tax authorities determine that these contracts were not entered into on an arm’s-length basis, they may adjust our income and expenses for Chinese tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of deductions recorded by XXNGC, which could adversely affect us by increasing the tax liabilities of XXNGC. This increased tax liability could further result in late payment fees and other penalties to XXNGC for underpaid taxes. Any payments we make under these arrangements or adjustments in payments under these arrangements that we may decide to make in the future will be subject to the same risk. Prices for such services will be set prospectively and therefore we do not currently have a basis to believe that any of the payments to be made under the contracts will or will not be considered arm’s length for purposes of determining tax liability.

The shareholders of XXNGC may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of XXNGC are also beneficial holders of our common shares. They are also directors of both XXNGC and our company. Conflicts of interests between their dual roles as shareholders and directors of both XXNGC and our Company may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause XXNGC to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from XXNGC. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of Delaware, which provides that directors owe a fiduciary duty to the Company, which requires them to act in good faith and in the best interests of the Company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of XXNGC, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Certain shares in XXNGC, our variable interest entity, may be subject to adverse claims.

Five individuals have previously claimed to own 1,200,000 shares of XXNGC’s shares, our main operating company and variable interest entity. They have claimed that they acquired these shares from other shareholders of XXNGC. Based on XXNGC’s registered capital of RMB69,000,000 when it became a joint stock limited company in 2004, we believe the 1,200,000 shares represented 1.74% of XXNGC’s outstanding shares at the time the five individuals claim to have acquired the 1,200,000 shares of XXNGC. Although the Stock Ownership Transfer Agreements and Stock Right Certificates are stamped with the chop of XXNGC, XXNGC disputes that such transfers were validly authorized. Additionally, XXNGC believes they are not valid as they were not registered with the relevant government authorities. XXNGC has procured the individual shareholders who allegedly transferred such shares to buy back the transferred shares. While XXNGC disputes these five individuals’ claim of ownership over the 1,200,000 shares, there is no assurance that XXNGC will prevail if these five individuals pursued their claim in legal proceedings. The PRC government may determine some of our individual shareholders’ alleged share transfers were valid. If these five individuals are found to have ownership over these shares, XXNGC’s shareholding structure may change. As a result, our contractual arrangement with XXNGC would be adversely affected because Xilan Equipment would not have control over 100% of the shares of XXNGC, and our revenues from our contractual arrangements with XXNGC may be reduced.

We are aware that certain people have alleged on the internet that XXNGC engaged in public offerings of its shares. While the Company believes that the PRC share distributions for XXNGC to its shareholders in the past were properly done and in compliance with applicable PRC laws, if it is determined otherwise, it could be found to have violated the laws and regulations issued by the State Council and China Securities Regulatory Commission (“CSRC”). Under the PRC laws and regulations regulating illegal fund-raising, including the Circular of the General Office of the State Council Concerning Some Matters on Severely Punishing Illegal Issuance of Stocks and Illegal Operation of Securities Business (Guo Fa Ban [2006] No. 99, or “Circular 99”), the issuance of stocks by an unlisted stock limited company without approval by the CSRC is illegal if, among other things, the issuance is made to the public or to unspecified persons, the issuance results in the company’s total shareholders exceeding 200 or if public solicitation measures are used, even if the issuance does not result in the company’s shareholders to exceed 200. Additionally, any transfer of the shares of such a company resulting in the company’s total shareholders to exceed 200 without approval by the CSRC is illegal. If the issuance or transfer of shares of XXNGC falls into any of the above-mentioned categories, it may be subject to administrative penalties such as returning the funds raised, along with interest, fines, suspension of business and warnings and fines to individuals directly responsible. Furthermore, depending on the amount of funds raised, the number of victims and damages caused, the unauthorized issuance or transfer of shares may be categorized as an “illegal attraction of public deposits,” an “unauthorized issuance of corporate stocks and bonds” and “fund-raising fraud,” all of which are crimes and the responsible parties would be subject to criminal liabilities.

We may lose the ability to use and enjoy assets held by XXNGC that are important to the operation of our business if XXNGC goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with XXNGC, XXNGC holds certain of the assets that are important to the operation of our natural gas business. If XXNGC were to file for bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our natural gas operations, which could materially and adversely affect our business, financial condition and results of operations. If XXNGC undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our natural gas business, which could materially and adversely affect our business, financial condition and results of operations.

The transfer of state-owned assets in China is subject to approval by authorities in charge of state-owned assets administration and supervision and any failure by us or prior owners of our projects to comply with PRC laws and regulations in respect of the transfer of state-owned assets may result in the imposition of fines or forfeiture of our projects.

As part of our business development, we have historically and may continue to acquire assets which were previously state-owned. In particular, XXNGC, our main operating company and variable interest entity, was previously a state-owned enterprise. XXNGC was acquired in 2004 by Xi’an Sunway Technology Industry Co., Ltd. (“Sunway”), a company in which our chairman and CEO, Mr. Ji, is a shareholder and privatized. Mr. Ji subsequently acquired XXNGC in October 2005. The acquisition of XXNGC by Sunway was approved by the Xi’an Municipal Administration Committee. However, the transfer price Sunway paid to acquire XXNGC was not evaluated by licensed appraisers. Under PRC law, the transfer of state-owned assets is subject to strict procedures and approvals, including the requirement that the transfer price be evaluated by licensed appraisers. If a previous transferor of state-owned assets failed to comply with relevant PRC law, the transfer of the state-owned assets may be reversed by the government or fines may be levied. In such circumstances, we will have a legal right to recover our investment in the assets, but we may not be able to recover from the relevant parties, which could result in a loss of revenues and a significant increase in operating costs. In addition, because XXNGC is our main operating company, any reversal of the transfer of XXNGC would have material adverse effect on our business, financial condition and results of operations.

Acquisition of state-owned assets involves a public bidding process and failure to win the bids for our state-owned target companies or equity interests therein may limit our future growth and the control of our existing projects.

Under PRC law, we are required to bid for the acquisition of state-owned assets that we wish to acquire. We typically negotiate the terms of the sale with the state-owned seller prior to the bidding process. However, we may not be successful in the bid and may fail to obtain the project as a result. To the extent we seek in the future to acquire state-owned assets, we will need to follow this process, and may not be successful in obtaining the target business.

We may be required to vacate some of the land upon which 34 of our 35 CNG fueling stations operate.

Most of the land on which we operate our CNG fueling stations is leased from third parties. Some of the lessors may not possess valid title to their properties or have the authority under the PRC laws to make such leases. In addition, many of our leases are with individual villagers or villager committees for collectively owned land, meaning land owned by peasant collective organizations. Applicable PRC law may be interpreted as prohibiting such land to be used for non-agricultural purposes or from being leased to parties other than local residents or their collective economic organizations. Further, the terms of some of the lease agreements may not sufficiently protect us if the land is subject to requisition or collection by the government. If there are disputes over the legal title to any of these leased properties or if the relevant authorities determine that our use of such properties violates PRC law and our leases are deemed to be invalid under PRC law, or if the government decides to collect our land for public use, we may be required to vacate such sites and our business, financial condition and results of operations may be adversely affected.

The PRC Land Administration Law only permits limited types of use of collectively-owned construction land and, in principle, prohibits the transfer of land use rights for collectively-owned construction land, including by way of leases. Currently, most of the provinces comply with the principles of the Land Administration Law, but a few provinces, including Henan, have promulgated local ordinances relaxing the transfer requirement for collectively-owned construction land while providing certain procedural requirements such as appraisal, approval by the peasant collective organization and local government and registration. Our leases of collectively-owned land in Henan may be challenged by the local government for failure to comply with all of the procedural requirements as provided by the Henan local ordinance regulating such transfer of collectively-owned land for construction usage. We have not been able to determine whether Shaanxi has similar local ordinances. Thus, our leases of collectively-owned land in Shaanxi are subject to being invalidated by the local government in the future. In the event that any of the above occurs, we may be required to vacate the land on which our CNG fueling stations operate, we risk our constructed property on the land being confiscated, we may be subject to administrative fines and we may be required to compensate the original land owners, all of which would adversely affect our financial condition and results of operations.

We may be subject to fines in connection with the construction of our CNG fueling stations due to failure to comply with proper procedural requirements.

According to relevant PRC laws and regulations in Shaanxi and Henan provinces, including the PRC Law on Tenders and Bids and the its implementing rules, contracts exceeding certain specified standards of scope and scale relating to the construction of natural gas stations, such as construction contracts and equipment purchase agreements, must be obtained through bidding. We, however, did not comply with such bidding procedures in connection with the construction of any of our CNG fueling stations. Based solely on our communication with the local government, we have been informed that this is an accepted local practice. However, our construction process is not in compliance with national and local legal requirements. At the discretion of the relevant government authorities, we may be subject to administrative fines and other penalties as a result of our failure to comply with these requirements.

We may be subject to fines in connection with the operation of a franchised municipal public utilities project in Lingbao due to the failure to comply with proper procedural requirements.

According to relevant PRC laws and regulations, franchising of municipal public utilities shall abide by certain procedures covering bidding, public announcement of the bid winner and relevant approvals. The government and the bid-winner (the franchisee) are required to sign a franchising agreement including certain terms and conditions. We did not, however, comply with such procedures with respect to the operation of franchised municipal public utilities project in Lingbao. Based solely on our communication with the local government, we understand that this is an accepted local practice that a project is not required to go through the bidding process unless the amount of the project is significant. However, we were not in compliance with national requirements. At the discretion of the relevant government authorities, we may be subject to administrative fines and other penalties as a result of our failure to comply with these requirements.

Our business operations are subject to extensive government regulation.

Our business activities are extensively regulated by policies and other laws and regulations enacted by the PRC government. Natural gas operations require approvals, licenses or permits from the relevant central and local government authorities, some of which may take longer to obtain than others. In addition, from time to time, the relevant government authorities may impose new regulations on these activities. The success of our strategy to increase our natural gas business is contingent upon, among other things, receipt of all required licenses, permits and authorizations, including, but not limited to, construction, safety and environmental permits. While we believe we have, or are in the process of obtaining, all the required licenses, permits and authorizations material to our business, there is no assurance that changes or concessions required by our regulatory authorities could also involve significant costs and delay or prevent the completion of our growth or could result in the loss of an existing license, permit or authorization, any of which could have a material adverse effect on our financial condition and results of operations. Furthermore, to the extent we have failed to obtain any licenses, permits and authorizations, the relevant government authorities may subject us to fines, penalties or require us to cease operations.

Because we may rely on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for our cash requirements, restrictions under Chinese law on their ability to make such payments could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

We have adopted a holding company structure, and our holding companies may rely on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for their cash requirements, including the funds necessary to service any debt we may incur or financing we may need for operations other than through our Chinese subsidiaries. Chinese legal restrictions permit payments of dividends by our Chinese subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC GAAP. Our Chinese subsidiaries are also required under Chinese laws and regulations to allocate at least 10% of their after-tax profits determined in accordance with PRC GAAP to statutory reserves until such reserves reach 50% of the company’s registered capital. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our Chinese subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Our failure to fully comply with PRC labor laws exposes us to potential liability.

Companies operating in China must comply with a variety of labor laws, including certain pension, housing and other welfare-oriented payment obligations. While we began to make such payments beginning in June 2009 to our employees who have been employed with us for over three years, our failure to make previous payments may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for failure to comply. In addition, in the event that any current or former employee files a complaint with the PRC government, we may be subject to making up the social insurance payment obligations as well as paying administrative fines.

Our debt may constrict our future operations and cash flows.

We currently have, and following the consummation of this offering, we will continue to have $40 million in debt outstanding. This debt could have consequences to you. For example, it could:

•	reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limit our ability to obtain additional financing;
•	expose us to interest rate fluctuations because the interest rate for a portion of our debt is variable;
•	restrict us from making strategic acquisitions or pursuing business opportunities.

Furthermore, our obligations under our 5% Guaranteed Senior Notes due 2014 (the “Notes”) are secured by a pledge on 65% of the Company’s equity interest in Xilan Equipment, a PRC corporation and wholly-owned subsidiary of the Company, through which we operate XXNGC. These security interests could result in the loss of a substantial portion of our business, if we default on the Notes.

Covenants in the Indenture governing our Notes and the Investor Rights Agreement that was entered into with Abax at the time the Notes were initially sold, restrict our ability to engage in or enter into a variety of transactions.

Our Notes were issued pursuant to an Indenture dated as of January 29, 2008 (the “Indenture”), between us and DB Trustees (Hong Kong) limited, as Trustee. The Indenture contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge or consolidate, sell or transfer assets, issue capital stock of subsidiaries, create liens on our assets, make capital expenditures, incur additional indebtedness and pay dividends. The Indenture also requires us to maintain certain financial ratios.

These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations.

The Investor Rights Agreement dated as of January 29, 2008 (the “Investor Rights Agreement”), which was entered into in connection with the sale of the Notes by the Company to Abax provides that for so long as any investor in the Notes holds 10% or more of the aggregate principal amount of Notes outstanding or at least 3% of the Company’s issued and outstanding common stock pursuant to the common stock purchase warrants issued in connection with the Notes (the “Minimum Holding”), on an as-exercised basis, that such investor shall have a right of first refusal with respect to the issuance by the Company of any debt securities, including debt securities that are convertible into Common Stock. In addition, the Investor Rights Agreement provides that for so long as any investor in the Notes is the holder of at least the Minimum Holding, in the event that the Company proposes to file a shelf registration statement with respect to the issuance of any of its securities and, subsequently, in the event that the Company proposes to take down securities from the shelf registration statement, that such investor shall have a right of first offer with respect to any such securities. Abax has waived its rights of first offer in connection with this offering. However, the rights of first offer and rights of first refusal contained in the Investor Rights Agreement could adversely impact our ability to complete future offerings.

The Investor Rights Agreement also restricts the Company from substituting any other person to perform the substantive responsibilities of our senior management members or expending any money by more than 20% of the amount in an annual budget to be submitted to Abax before each year. These covenants could have an adverse effect on our business by limiting our discretion to operate our business.

Risks Related to the People’s Republic of China

Adverse changes in PRC economic and political policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for natural gas and materially and adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many aspects, including:

•	the level of government involvement;
•	the level of development;
•	the growth rate;
•	the level and control of capital investment;
•	the control of foreign exchange; and
•	the allocation of resources.

While the Chinese economy has grown significantly in the past two decades, the growth has been uneven geographically, among various sectors of the economy and during different periods. We cannot assure you that the Chinese economy will continue to grow or to do so at the pace that has prevailed in recent years, or that if there is growth, such growth will be steady and uniform. In addition, if there is a slowdown, such slowdown could have a negative effect on our business. Any measures taken by the PRC government, even if they benefit the overall Chinese economy in the long-term, may have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely affected by government control over capital investments. Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through allocating resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for natural gas and consequently have a material adverse effect on our businesses.

The PRC legal system embodies uncertainties that could limit the legal protections available to you and us.

Unlike common law systems, the PRC legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiaries are subject to laws and regulations applicable to foreign investment in China. Our PRC affiliated entities are subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant PRC laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than under more developed legal systems. Such uncertainties, including the inability to enforce our contracts and intellectual property rights, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the natural gas sector, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors.

The PRC currency is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

The PRC currency, the “Renminbi” or “RMB,” is not a freely convertible currency. We rely on the PRC government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government, and mainly the PRC State Administration of Foreign Exchange, or SAFE, has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Under PRC laws, the Renminbi is currently convertible for “current account” transactions, which include dividends, trade and service-related foreign exchange transactions, but not under “capital account” transactions, which include foreign direct investment and loans, without the prior approval of SAFE. Although foreign currencies that are required for current account transactions can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, the purchase of foreign currencies for capital account transactions still requires prior approval of SAFE. This substantial regulation by the PRC government of foreign currency exchange may restrict our business operations and a change in any of these government policies could negatively impact our operations, which could result in a loss of profits.

In order for our PRC subsidiaries to pay dividends to us, a conversion of Renminbi into U.S. dollars is required. Under current PRC law, the conversion of Renminbi into foreign currency for capital account transactions generally requires approval from SAFE and, in some cases, other government agencies. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon our ability to meet our cash needs and to pay dividends to our shareholders. Although, our subsidiaries’ classification as wholly foreign-owned enterprises, or WFOEs, under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by foreign invested enterprises, or FIEs, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Xilan Equipment, as a WFOE, is required to comply with Circular 142. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Because substantially all of our revenues and expenditures are denominated in Renminbi and the net proceeds from our capital raising were denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and Renminbi affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars. In addition, we report our financial results in U.S. dollars, and appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.5% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium- to long-term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

SAFE regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders and beneficial owners who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

The PRC State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including Circular No. 75 issued in November 2005 and implementation rules issued in May 2007, requiring PRC residents, including both legal entities and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC, referred to as an “offshore special purpose company,” for the purpose of raising funds from overseas to acquire assets of, or equity interests in, PRC companies. Circular 75 applies retroactively. PRC residents who have established or acquired control of the “special purpose vehicles” which have completed a “round-trip investment” before the implementation of the Circular 75 are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and “round trip investment” refers to the direct investment in China by PRC residents through the “special purpose vehicles,” including, without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. To further clarify the implementation of Circular 75, SAFE issued Circular 106 on May 9, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

We have requested our shareholders and beneficial owners who are PRC residents to make the necessary applications and filings as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. We believe our PRC resident shareholders who are natural persons, including Mr. Ji, our chairman and chief executive officer, have already completed the registration process. However, our PRC resident shareholders which are PRC companies have not completed the registration process. These PRC companies became shareholders of our Company in 2005, and in accordance with Circular 75, they are required to complete registration retrospectively. Instead, Mr. Ji has completed the foreign exchange registration for the shares owned by Sunway in our Company. Based solely on our communication with the local branch of SAFE where Xilan Equipment is located, we have been informed that in practice, the local SAFE branch does not process applications of foreign exchange registration by PRC companies. However, such local practice is not in compliance with Circular 75 and Circular 106. At the discretion of the relevant government authorities, such PRC companies, Xilan Equipment and us may be subject to penalties as a result of failure to comply with these requirements. However, as a result of the recent enactment of the regulations, lack of implementing rules and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by SAFE and its local branch. Furthermore, is a risk that not all of our shareholders and beneficial owners who are PRC residents will in the future comply with our request to make or obtain any applicable registration or approvals required by these regulations or other related legislation. The failure or inability of our PRC resident shareholders and beneficial owners to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure. As a result, our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

MOFCOM and NDRC regulations regarding offshore investment by PRC companies may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders who are PRC companies fail to make any required applications under such regulations, we may be subject to liability under PRC laws.

The PRC Ministry of Commerce, or MOFCOM, has promulgated Provisions on the Examination and Approval of Investment to Run Enterprises Abroad on October 1, 2004 and Measures for Overseas Investment Management on March 16, 2009, requiring examination and approval of overseas investment from MOFCOM or its provincial department, with respect to overseas investment by PRC companies.

The National Development and Reform Commission, or the NDRC, has promulgated Interim Measures for the Administration of Examination and Approval of the Overseas Investment Projects on October 9, 2004, requiring examination and approval of the overseas investment project (if it is an overseas investment project of resource development or an overseas investment project using large amount of foreign exchange) by the NDRC or its provincial department, with respect to certain overseas investment projects by PRC companies.

We have requested our shareholders who are PRC companies to make the necessary applications as required under these regulations and under any implementing rules. However, it remains unclear how these regulations, and any future legislation will be interpreted, amended and implemented by the relevant government authorities and its local department. There is a risk that not all of our shareholders who are PRC companies have complied or will in the future comply with our request to make or obtain any applicable approvals required by these regulations or other related legislation. We are currently aware that our current shareholders who are PRC residents have not yet completed any of the approval requirements. The failure or inability of our PRC corporate shareholders to receive any required approvals may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and all of our assets are located in the PRC. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the PRC would enforce:

•	judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the PRC, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the PRC also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our variable interest entity, XXNGC, and its shareholders. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The new Antimonopoly Law (“AML”) may subject our future acquisitions to increased scrutiny, which could affect our ability to consummate acquisitions on terms favorable to us or at all.

On August 8, 2006, six PRC government authorities, including MOFCOM, the State Administration for Industry and Commerce (“SAIC”) , and the CSRC, promulgated a rule entitled “Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”, or the 2006 M&A Rule, which became effective on September 8, 2006. On June 22, 2009, MOFCOM promulgated an amendment to the 2006 M&A Rule which became effective on June 22, 2009 (“2009 M&A Rule”). The 2006 M&A Rule and 2009 M&A Rule, among other things, requires that certain acquisitions of Chinese domestic enterprises by foreign investors be subject to anti-trust scrutiny by MOFCOM and the SAIC. The AML was adopted by the Standing Committee of the National People’s Congress on August 30, 2007 and became effective on August 1, 2008. The AML was enacted in part to guard against and cease monopolistic activities, and to safeguard and promote orderly market competition. In accordance with the AML, monopolistic acts shall include monopolistic agreements among business operators, abuse of dominant market positions by business operators and concentration of business operators that eliminates or restricts competition or might be eliminating or restricting competition. On August 3, 2008, the State Council promulgated the Regulations on the Thresholds for Reporting of Concentration of Business Operators, or the Reporting Threshold Regulations, which provide specific thresholds for reporting of concentration of business operators. Under the AML and the Reporting Threshold Regulations, the parties to an acquisition must report to MOFCOM in advance if in the preceding accounting year the turnover in the aggregate achieved by all the parties to the transaction exceeds RMB10 billion worldwide or RMB2 billion within China, and the turnover achieved by at least two of them respectively exceeds RMB400 million within China. However, MOFCOM has the right to initiate investigation of a transaction not reaching the above-mentioned reporting thresholds if MOFCOM has evidence that the transaction has or may have the effect of excluding or restricting competition. The anti-trust scrutiny procedures and requirements set forth in the AML and the Reporting Threshold Regulations grant the government extensive authority of evaluation and control over the terms of acquisitions in China by foreign investors, and their implementation involves significant uncertainties and risks. To the extent our future acquisitions meet the threshold requirements set forth in the AML and the Reporting Threshold Regulations, or are deemed by MOFCOM to meet the thresholds, we will be subject to anti-monopoly review. The consummation of our future acquisitions could therefore be much more time-consuming and complex, and any required approval processes, including obtaining approval from MOFCOM, may delay or prevent the consummation of such acquisitions, and prevent us from attaining our business objectives.

We may be deemed a PRC “resident enterprise” under the EIT Law and be subject to PRC taxation on our worldwide income.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes, and is generally subject to the uniform 25% enterprise income tax rate as to its worldwide income. Given the above, Xilan Equipment will pay a 25% enterprise income tax on global income for the period beginning January 1, 2009. Under the implementation regulations to the EIT Law, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. It remains unclear how the PRC tax authorities will interpret this term. A substantial number of our management personnel are located in the PRC, and all of our revenues arise from our operations in China. However, we do recognize some interest income and other gains from our financing activities outside China. If the PRC tax authorities determine that we are a PRC resident enterprise, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the new EIT Law also provides that dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. It is unclear whether the dividends we receive from Xilan Equipment will constitute dividends between “qualified resident enterprises” and would therefore qualify for the tax exemption because it is unclear as to (i) the detailed qualification requirements for such exemption and (ii) whether dividend payments by our PRC subsidiaries and investee company to us will meet such qualification requirements, even if we are considered a PRC resident enterprise for tax purposes. If we are required to pay income tax on any dividends received from Xilan Equipment, the amount of dividends, if any, we could pay to our shareholders would be materially reduced.

Dividends we receive from our operating subsidiaries located in the PRC may be subject to PRC withholding tax.

The EIT Law provides that a withholding income tax rate of 20% will be applicable to dividends payable to foreign investors that are “non-resident enterprises.” Non-resident enterprises” are persons who (i) do not have an establishment or place of business in the PRC, or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, so that such dividends would not be considered “derived from sources within the PRC” unless the jurisdiction of such foreign investor has a tax treaty with China that provides a different withholding arrangement. The implementing regulations to the EIT Law subsequently reduced this withholding income tax rate from 20% to 10%.

The PRC tax authorities determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. We are a Delaware company and substantially all of our income may be derived from dividends we receive from our operating subsidiaries located in the PRC. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding income tax if we are considered as a “non-resident enterprise” under the EIT Law. If we are required under the EIT Law to pay income tax for any dividends we receive from our subsidiaries, it will materially and adversely affect the amount of dividends, if any, we may pay to our shareholders.

Dividends payable to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If our dividends payable to our shareholders are treated as income derived from sources within China, then those dividends, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends paid by us to our investors that are non-resident enterprises so long as (i) any such non-resident enterprise investor does not have an establishment or place of business in China, or (ii) despite the existence of an establishment or place of business in China, the relevant income is not effectively connected with such an establishment or place of business in China so that such dividends would not be deemed to have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered a resident enterprise domiciled in China for tax purposes. Additionally, the relevant PRC tax authorities could potentially take the view that our Company’s purpose is holding the equity of Xilan Equipment, and the capital gain derived by our overseas shareholders or investors from any share transfer will be deemed China-sourced income. In such a case, such capital gains may be subject to a PRC withholding tax at the rate of up to 10%. If we are required under the EIT Law to withhold PRC income tax on our dividends paid to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”). Entities which have the direct obligation to make the following types of payments to a non-resident enterprise will be the relevant tax withholders for such a non-resident enterprise: income from equity investment (including dividends and other return on investment), interest, rent, royalties, and income from assignment of property as well as other income subject to enterprise income taxes received by non-resident enterprises in China. Further, the Measures provide that in the case of an equity transfer between two non-resident enterprises outside of the PRC, the non-resident enterprise which receives the equity transfer payment shall file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures cover equity transfers by a non-resident enterprise which is a direct or an indirect shareholder of a PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC operating businesses.

Any capital contributions or loans that we, as an offshore company, make to our PRC operating businesses, including from the proceeds of this offering, are subject to PRC regulations. For example, any of our loans to our PRC operating businesses cannot exceed the difference between the total amount of investment our PRC operating businesses are approved to make under relevant PRC laws and their respective registered capital, and must be registered with the local branch of SAFE as a procedural matter. In addition, our capital contributions to our PRC operating businesses must be approved by the NDRC and MOFCOM or their local counterpart and registered with the SAIC or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our PRC operating businesses or to fund their operations may be negatively affected, which could adversely affect their liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments. Furthermore, the State Administration of Foreign Exchange promulgated a new circular in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises into RMB. Pursuant to this new circular, RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise allowed by PRC laws or regulations. As a result, we may not be able to increase the capital contribution of our operating subsidiaries or equity investee and subsequently convert such capital contribution into RMB for equity investment or acquisition in China.

We may be adversely affected by complexity, uncertainties and changes in PRC regulation of natural gas businesses and companies, including limitations on our ability to own key assets.

The PRC government regulates the natural gas industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the natural gas industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the natural gas industry include the following:

•	we only have contractual control over XXNGC. We do not own it due to the restriction of foreign investment in Chinese businesses; and
•	uncertainties relating to the regulation of the natural gas business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, natural gas businesses in China, including our business.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that its approval was required in connection with this offering, we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. The 2006 M&A Rule, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. We believe, based on the opinion of our PRC legal counsel, Shaanxi Jiarui Law Firm, that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC’s approval is not required for our overseas listing and any future offerings given the fact that our current corporate structure was established before the new regulation became effective. However, there remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that its approval was required for our overseas listing and any future offerings, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the injection of proceeds from an offering into our PRC subsidiaries, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

We may be subject to fines and legal sanctions imposed by SAFE or other Chinese government authorities if we or our Chinese employees fail to comply with Chinese regulations relating to employee share options granted by offshore listed companies to Chinese citizens.

On March 28, 2007, SAFE issued the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. Under the Share Option Rule, Chinese citizens who are granted share options by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures, including applications for foreign exchange purchase quotas and opening special bank accounts. We and our Chinese employees who have been granted share options are subject to the Share Option Rule. If we or our Chinese employees fail to comply with these regulations, we or our Chinese employees may be subject to fines and legal sanctions imposed by SAFE or other Chinese government authorities and we may be prevented from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

Recent changes in the PRC labor law restrict our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our labor costs.

In June 2007, the National People’s Congress of the PRC enacted the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the State Council promulgated the Implementing Rules for the Labor Contract Law, or the Implementing Rules, on September 18, 2008 which came into effect immediately. The Labor Contract Law provides various rules regarding employment contracts that will likely have a substantial impact on employment practices in China. The Labor Contract Law imposes severe penalties on employers that fail to timely enter into employment contracts with employees. The employer is required to pay a double salary to the employee if it does not enter into a written contract with the employee within one month of the employment, and a non-fixed-term contract is assumed if a written contract is not executed after one year of the employment. Additionally, the Labor Contract Law sets a limit of two fixed-term contracts regardless of the length of each term, after which the contract must be renewed on a non-fixed-term basis should the parties agree to a further renewal unless otherwise required by the respective employee. This requirement curtails the common practice of continuously renewing short-term employment contracts. The Implementing Rules appear to further tighten this rule by suggesting that an employee has the right to demand a non-fixed-term contract upon the completion of the second fixed term regardless of whether the employer agrees to a contract renewal. A non-fixed-term contract does not have a termination date and it is generally difficult to terminate such a contract because termination must be based on limited statutory grounds. The employer can no longer supplement such statutory grounds through an agreement with the employee. In addition, the Labor Contract Law requires the payment of statutory severance upon the termination of an employment contract in most circumstances, including the expiration of a fixed-term employment contract.

Under the Labor Contract Law, employers can only impose a post-termination non-competition provision on employees who have access to their confidential information for a maximum period of two years. If an employer intends to maintain the enforceability of a post-termination non-competition provision, the employer has to pay the employee compensation on a monthly basis post-termination of the employment. Under the Labor Contract Law, a “mass layoff” is defined as termination of more than 20 employees or more than 10% of the workforce. The Labor Contract Law expands the circumstances under which a mass layoff can be conducted, such as when the company undertakes a restructuring pursuant to the PRC Enterprise Bankruptcy Law, suffers serious difficulties in business operations, changes its line of business, performs significant technology improvements, changes operating methods, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract impractical. The employer must follow specific procedures in conducting a mass layoff. There is little guidance on what penalties an employer will suffer if it fails to follow the procedural requirements in conducting the mass layoff. Finally, the Labor Contract Law requires that the employer discuss the company’s internal rules and regulations that directly affect the employees’ material interests (such as employees’ salary, work hours, leave, benefits, and training, etc.) with all employees or employee representative assemblies and consult with the trade union or employee representatives on such matters before making a final decision.

All of our employees based exclusively within the PRC are covered by the new laws. As there has been little guidance and precedents as to how the Labor Contract Law and its Implementing Rules will be enforced by the relevant PRC authorities, there remains uncertainty as to their potential impact on our business and results of operations. The implementation of the Labor Contract Law and its Implementing Rules may increase our operating expenses, in particular our personnel expenses and labor service expenses. If we want to maintain the enforceability of any of our employees’ post-termination non-competition provisions, the compensation and procedures required under the Labor Contract Law may add substantial costs and cause logistical burdens to us. Prior to the new law such compensation was often structured as part of the employee’s salary during employment, and was not an additional compensation cost. In the event that we decide to terminate employees or otherwise change our employment or labor practices, the Labor Contract Law and its Implementing Rules may also limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations. In particular, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns such as the recent financial turmoil may be affected. In addition, during periods of economic decline when mass layoffs become more common, local regulations may tighten the procedures by, among other things, requiring the employer to obtain approval from the relevant local authority before conducting any mass layoff. Such regulations can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

Risks Related to Corporate and Stock Matters

Qinan Ji, our chairman and chief executive officer, beneficially owns a significant percentage of our outstanding common stock and, as a result, he has significantly greater influence over us and our corporate actions relative to our public shareholders and his interests may not be aligned with the interests of other shareholders.

As of December 31, 2008, our co-founder and chief executive officer, Mr. Ji, beneficially owned 5,931,596 shares of common stock or approximately 20.3% of our outstanding shares of common stock. Mr. Ji is an affiliate as defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, due to the large size of his shareholding in us and his positions with us as our chairman and chief executive officer. Rule 144 defines an affiliate of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. Mr. Ji has, and may continue to have, significant influence in determining the outcome of any corporate transactions or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. He may not act in the best interests of our other shareholders. In addition, without the consent of Mr. Ji, we could be prevented from entering into transactions that could be beneficial to us. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. These actions may be taken even if they are opposed by our other shareholders.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading-volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Our independent registered public accounting firm, in the course of auditing our consolidated financial statements, noted material weaknesses in our internal control over financial reporting. If we fail to establish an effective system of internal control over financial reporting, we may not be able to accurately and timely report our financial results or detect or prevent fraud. In addition, investor confidence in us and the market price of our stock may be adversely impacted if we find that, or our independent registered public accounting firm reports that, our internal control over financial reporting is ineffective in light of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must report on our internal control over financial reporting. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may report that our internal control over financial reporting is not effective.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2007 and 2008, our independent registered public accounting firm reported to us that we had material weaknesses in our internal controls over financial reporting relating to our failure to maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the our financial reporting requirements and did not implement adequate supervisory review to ensure the financial statements were prepared in conformity with generally accepted accounting principles in the United States. Additionally, they also identified numerous internal control deficiencies that were identified as being significant, including inadequate controls within the financial statement closing and reporting process, which resulted in material adjustments that impacted the assets accounts of the financial statements, and inadequate controls over the treasury cycle. The number and nature of these significant deficiencies, when aggregated, was determined to be a material weakness. In the aggregate, these significant deficiencies could result in a misstatement of our account balances or disclosures which could cause a material misstatement in our consolidated financial statements that would not be prevented or detected.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting. A “deficiency” in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

During our review of our financial statements and results for the years ended December 31, 2007 and 2008, our management also identified deficiencies that were determined to be a material weakness based on the Internal Control – Evaluation Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The specific material weaknesses and significant deficiencies identified by our management as of December 31, 2008 are:

Material Weakness

•	Inadequate US GAAP expertise - The current staff in our accounting department is inexperienced and they were primarily engaged in ensuring compliance with PRC accounting and reporting requirement for our operating subsidiaries and were not required to meet or apply U.S. GAAP requirements. They need substantial training to meet the higher demands of being a U.S. public company. The accounting skills and understanding necessary to fulfill the requirements of US GAAP-based reporting, including the skills of subsidiary financial statements consolidation, are inadequate.
•	The Company did not have sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of generally accepted accounting principles accepted in the U.S. commensurate with our financial reporting requirements, which resulted in a number of internal control deficiencies that were identified as being significant. Our management believes that the number and nature of these significant deficiencies, when aggregated, was determined to be a material weakness.

Significant Deficiency

•	The Company does not have effective controls to provide reasonable assurance that the financial closing and reporting process are properly performed over the accounts and disclosure of the financial statements.
•	The Company has inadequate controls over the treasury cycle. For example, the Company has not established procedures on collection of cash from the gas stations to the headquarter and distribution of cash between operating cash flow and deposit into banks. The Company also lacks adequate controls over its daily cash transactions and recording.
•	The Company lacks qualified resources to perform the internal audit functions properly. In addition, the scope and effectiveness of our internal audit function are yet to be developed. We are committed to establishing the internal audit functions but due to limited qualified resources in the region, we were not able to hire sufficient internal audit resources before the end of 2008. However, internally we established a central management center to recruit more senior qualified people in order to improve our internal control procedures. Externally, we engaged Ernst & Young to assist us in improving our internal control system based on COSO Framework. We will also increase our efforts to hire the requisite qualified personnel.

We are devoting significant resources to remediating and improving our internal controls. Prior to December 31, 2008, we engaged an independent certified public accountant who is mainly engaged to perform our financial statements consolidation and to prepare our financial statements. In addition, we are seeking to internally employ accountants experienced in several key areas of accounting, including persons with experience in PRC and U.S. GAAP, U.S. GAAP consolidation requirements and SEC financial reporting requirements. We also plan to allocate additional resources to train our existing accounting staff and will continue this effort in the future. We have also engaged Ernst & Young to consult on our internal audit function as well as other internal control practices. Most of the policies, procedures and practices are already in place and being implemented. To remediate these material weaknesses, we have undertaken to improve our internal controls, including through the following:

•	identifying and hiring additional personnel with U.S. GAAP and SEC reporting experience, including our new CFO Veronica Jing Chen;
•	providing training to our finance personnel to improve their knowledge of U.S. GAAP and SEC reporting requirements;
•	holding regular meetings of the audit committee and resuming regular communication between the committee and our independent registered public accounting firm;
•	engaging Ernst & Young to consult on our internal audit function as well as other internal control practices;
•	establishing anonymous whistleblower systems for reporting violations of our governance policies, including policies regarding internal controls;
•	introducing policies and procedures to effectively control daily cash transactions and recording;

•	putting in place a centralized financial reporting software system in our headquarters, management centers and operating sites; and
•	engaging external professional consultants to assess the entity level internal controls over financial reporting using the COSO internal control framework.

We have also begun to formulate policies relating to internal control over financial reporting, including the preparation of comprehensive accounting policies and procedures manual, containing, among other things, detailed, expanded closing checklists, to guide our financial personnel in addressing significant accounting issues and assist them in preparing financial statements in compliance with U.S. GAAP and SEC requirements.

These measures may not ensure the adequacy of our internal controls over our financial processes and reporting in the future. If we are unable to remediate successfully these material weaknesses and significant deficiencies in a timely manner, investors may lose confidence in our reported financial information, which could lead to a decline in our stock price, limit our ability to access the capital markets in the future and require us to incur additional costs to improve our internal control systems and procedures.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Global Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. In addition, sales of substantial amounts of our common stock in the public market could harm the market price of our common stock. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

We will have broad discretion in applying the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

We have broad discretion flexibility in applying the net proceeds we will receive in this offering. We intend to use such proceeds for the construction of our LNG facility, the acquisition of eight CNG fueling stations the purchase of eight CNG trucks to transport CNG and the establishment of the Joint Venture Company with Kunlun as well as for general working capital purposes. For more information, see “Use of Proceeds.” As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, and subject only to any applicable stockholder approval requirements imposed by The Nasdaq Stock Market, our board of directors has the authority to issue all or any part of our authorized but unissued shares of common stock. Issuances of common stock would reduce your influence over matters on which our stockholders vote.

Stockholders should have no expectation of any dividends.

To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the near future, but instead intends to retain all earnings, if any, for use in our business operations. In addition, the Indenture limits our ability to pay dividends on our capital stock while the Notes remain outstanding and, absent approval by Abax, we are restricted from declaring or paying any dividends under the Investor Rights Agreement so long as Abax is the holder of at least the Minimum Holding. If we decide to pay dividends, foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from China or convert those payments from Renminbi into foreign currencies.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $47,339,063. Our net proceeds, before expenses, will be approximately $54,727,422 if the underwriters exercise their option to purchase additional shares in full.

We intend to apply all net proceeds of this offering to the construction of our LNG facility, the acquisition of eight CNG fueling stations, the purchase of eight CNG trucks to transport CNG and the establishment of the Joint Venture Company with Kunlun as well as for general working capital purposes.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock is quoted on the Nasdaq Global Market under the symbol “CHNG.”

Before June 5, 2009, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter (“OTC”) Bulletin Board under the symbol “CHNG.OB.” The Company’s common stock commenced trading on the Nasdaq Global Market on June 5, 2009 under the ticker symbol “CHNG.” The following table sets forth the high and low bid prices for our common stock prior to June 5, 2009 and the high and low sale prices for our common stock for subsequent periods, as reported by the OTC Bulleting Board System and the Nasdaq Global Market, respectively. The OTC Bulleting Board System quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

2009	High	Low
First Quarter	$6.06	$3.02
Second Quarter	$11.95	$5.20
Third Quarter*	$11.59	$8.34

2008	High	Low
First Quarter	$14.32	$9.90
Second Quarter	$14.26	$10.40
Third Quarter	$11.90	$7.24
Fourth Quarter	$7.78	$4.80

2007	High	Low
First Quarter	$6.28	$3.64
Second Quarter	$9.80	$3.78
Third Quarter	$14.80	$8.96
Fourth Quarter	$28.80	$13.62

*	Through August 28, 2009.

The closing price for our common stock on September 2, 2009 was $9.45. As of August 20, 2009, there were 28 holders of record of our common stock. The transfer agent for the common stock is Interwest Transfer Company, Inc. The transfer agent’s address is 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

We do not intend to declare any dividends in the near future, but instead intend to retain all earnings, if any, for use in our business operations. In addition, the Indenture limits our ability to pay dividends on our capital stock while the Notes remain outstanding and, absent approval by Abax, we are restricted from declaring or paying any dividends under the Investor Rights Agreement so long as Abax is the holder of at least the Minimum Holding.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates. As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiaries. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from our PRC subsidiaries operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to the sale by us of 5,725,000 shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement.

	As of June 30, 2009
	Actual (Unaudited)	As Adjusted
CURRENT ASSETS
Cash and Cash Equivalents	$9,701,176	$57,040,239
LONG TERM LIABILITIES
Notes payable, net of discount of $14,167,334 as of June 30, 2009	25,832,666	25,832,666
Redeemable liabilities – warrants	17,500,000	17,500,000
Derivative liabilities – warrants	2,130,091	2,130,091
Total long term debt	45,462,757	45,462,757
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 per share; 45,000,000 shares authorized, 14,600,154 shares issued and outstanding at June 30, 2009, 20,325,154 shares issued and outstanding as adjusted	1,460	2,033
Additional paid-in capital	25,357,254	72,695,744
Cumulative translation adjustment	8,505,948	8,505,948
Statutory reserves	4,880,681	4,880,681
Retained earnings	39,898,795	39,898,795
Total stockholders’ equity	$78,644,138	$125,983,201

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC and Simmons & Company International in connection with this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us 5,725,000 shares of our common stock.

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more than 5,725,000 shares in the offering, the underwriters have an option for 30 days to buy up to an additional 858,750 shares from us at the public offering price, less the underwriting commissions and discounts, to cover these sales.

The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

In connection with the sale of the shares of common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts.

The following table summarizes the compensation and estimated expenses we will pay in connection with this offering:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$0.4375	$0.4375	$2,504,688	$2,880,391

We estimate that total expenses payable by us in connection with this offering, excluding underwriting discounts, will be approximately $250,000.

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC and Simmons & Company International, for a period of 60 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus. In addition, our chief executive officer, Mr. Qinan Ji, has entered into a lock-up agreement with the underwriters. Under the lock-up agreement, subject to certain exceptions, he may not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC for a period of 180 days from the date of this prospectus, subject to an 18 day extension under certain circumstances. This consent may be given at any time without public notice. Notwithstanding the foregoing, Mr. Ji may pledge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, for any purpose and without the prior consent of Roth Capital Partners, LLC.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriters and their affiliates may have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

Our common stock is traded on the Nasdaq Global Market under the symbol “CHNG.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement, as the case may be.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered in this prospectus and certain other matters will be passed upon for us by DLA Piper Hong Kong. Certain matters will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2006, 2007 and 2008 appearing in our Annual Report on Form 10-K for those years have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, as to 2008 and 2007, and Kabani & Company, Inc., as to 2006, independent registered public accountants, as set forth in their reports included therein, and are incorporated herein by reference in reliance upon such reports given on the authority of each such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

PROSPECTUS

$60,000,000

CHINA NATURAL GAS, INC.

Common Stock
Preferred Stock
Warrants
Units

We may offer, issue and sell shares of our common stock, par value $0.0001, preferred stock, par value $0.0001, warrants and units from time to time, in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake. The aggregate public offering price of securities being offered will not exceed $60,000,000.

Each time we sell shares of our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference,” before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of these securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “CHNG”. On August 18, 2009, the last reported per share sale price of our common stock was $9.00. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed investment in our securities. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

The mailing address and telephone number of our principal executive offices is Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xi'an High Tech Area, Xi'an, Shaanxi Province, The People’s Republic of China, 710065; +86-29-8832-7391.

Investing in the securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 1, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2009

INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of common stock, preferred stock, warrants or units described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer such securities we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering of our securities and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. In this prospectus and any prospectus supplement, unless otherwise indicated, “CHNG,” “the Company,” “we,” “us” and “our” refer to China Natural Gas, Inc. and its subsidiaries.

i

PROSPECTUS SUMMARY

This summary highlights information about us and the securities being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Company

We transport, distribute and sell natural gas to commercial, industrial and residential customers through our natural gas pipeline networks in the Xi’an area, including Lantian County and the districts of Lintong and Baqiao, in Shaanxi Province, PRC. We own approximately 120 km of high pressure pipelines in Xi’an, Shaanxi Province and, as of March 31, 2009, we own and operate 23 Compressed Natural Gas (“CNG”) fueling stations in Shaanxi Province and 12 CNG fueling stations in Henan Province.

Our four primary business lines include: (1) the distribution and sale of Compressed Natural Gas (“CNG”) through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; (2) the installation, distribution and sale of piped natural gas to residential, commercial and industrial customers through Company-owned pipelines; (3) the distribution and sale of gasoline through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; and (4) the conversion of gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles through our Auto Conversion Division.

Principal Executive Offices

Our corporate headquarters are located at Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xi’an High Tech Area, Xi’an, Shaanxi Province, The People’s Republic of China, 710065, and our telephone number is 86-29-8832-7391. Our agent for service of process in the United States is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our common stock is listed on The NASDAQ Global Market under the symbol “CHNG”. Our Web site is http://www.naturalgaschina.com/. Information contained on our Web site does not form part of this prospectus.

RISK FACTORS

We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our securities to decline. Many of these factors are beyond our control and therefore, are difficult to predict. You should read the section entitled “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference. That section discusses what we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,“ describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	5.32	4.66
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	5.32	4.66

USE OF PROCEEDS

Except as specified otherwise in any prospectus supplement, we expect to use the net proceeds from the sale of the securities offered hereby to finance our growth plans including possible acquisitions and/or to fund the future expansion of our existing manufacturing facilities, as well as for general working capital purposes. Pending these uses, we plan to invest the net proceeds in investment-grade, interest-bearing securities.

DILUTION

We will set forth in any prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering, and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings:

•	common stock;
•	preferred stock;
•	warrants to purchase common stock or preferred stock; and/or
•	units.

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

This prospectus may not be used to complete a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and any applicable certificate of designations for a series of preferred stock, and by the provisions of applicable law.

Common Stock

We are authorized to issue up to 45,000,000 shares of common stock, par value $0.0001. As of June 2, 2009, there were 14,600,154 shares of our common stock outstanding, and approximately 29 stockholders. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. Upon our liquidation, dissolution or winding-up, subject to the right of any holders of the preferred stock to receive preferred distributions, the holders of our common stock are entitled to receive proportionately our net assets available for distribution after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our common stock is traded on The NASDAQ Global Market under the symbol “CHNG.”

All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may, subject to stockholder approval, authorize, designate and issue in the future. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001. No shares of preferred stock are currently outstanding. Our board of directors is authorized, subject to limits imposed by relevant Delaware laws, to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;
•	the number of shares offered, the liquidation preference per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of China Natural Gas, Inc.; and
•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Warrants

We may issue warrants to purchase preferred stock and/or common stock. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the prospectus supplement. If we issue the warrants under warrant agreements, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will describe the particular terms of any warrants that we offer in the prospectus supplement relating to those warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;
•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the common stock or preferred stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation, as amended, and the amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of the Company to first negotiate with our board. The Company believes that the benefits of increased protection through our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms. However, these provisions may prevent you from receiving a takeover premium for your shares. As discussed above, our board has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•	Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, the provisions of our certificate of incorporation, as amended, and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities: (1) through underwriters; (2) through agents; (3) directly to purchasers; (4) to or through broker dealers; and (5) through a combination of any such methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through market makers or into an existing trading market, on an exchange, or otherwise.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell these securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the common stock, preferred stock, warrants and units to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock, preferred stock, warrants and units to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. The underwriters, dealers and agents may engage in other transactions with us, or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Our common stock currently is traded on the NASDAQ Global Market. Any shares of our common stock sold pursuant to a prospectus supplement also will be traded on the NASDAQ Global Market or on an exchange on which our common stock offered is then listed, subject (if applicable) to official notice of issuance. We are not obligated to maintain our listing on the NASDAQ Global Market. Any underwriters to whom we sell our securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the issuance of the securities being offered by this prospectus will be passed upon by DLA Piper Hong Kong.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2006, 2007 and 2008 appearing in our Annual Report, on Form 10-K for those years have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, as to 2008 and 2007, and Kabani & Company, Inc., as to 2006, independent registered public accountants, as set forth in their reports included therein, and are incorporated herein by reference in reliance upon such reports given on the authority of each such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC’s Web site as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Amendment No. 1 to Form 10-K, filed on March 23, 2009 and Amendment No. 2 to Form 10-K, filed on July 20, 2009; (ii) our Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2009, our Amendment No. 1 to Form 10-Q for the fiscal quarter ended March 31, 2009, filed on July 20, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 10, 2009; and (iii) our Current Reports on Form 8-K filed on February 23, 2009, March 30, 2009, April 10, 2009, April 30, 2009, June 5, 2009, July 8, 2009 and July 28, 2009, and our Amended Current Report on Form 8-K/A filed on June 15, 2009, respectively.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus. Notwithstanding the foregoing, unless specifically stated otherwise, none of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may furnish from time to time to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You should rely only upon the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Upon the written or oral request of any person, including a beneficial owner, to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus. Requests for such documents should be directed to: China Natural Gas, Inc., Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xi’an High Tech Area, Xi’an, Shaanxi Province, The People’s Republic of China, 710065, Attn: Investor Relations (telephone: 86-29-8832-7391).

5,725,000 SHARES

CHINA NATURAL GAS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

September 2, 2009

Roth Capital Partners

Simmons & Company
International